ADAIR INTERNATIONAL OIL AND GAS, INC.

PROXY STATEMENT
SPECIAL MEETING OF SHAREHOLDERS
DATE TO BE ANNOUNCED

December 01, 2001

Shareholders Committed TO Restoring Equity ("SCORE") is a group of Adair International Oil and Gas, Inc. (hereinafter referred to as "AIGI" or the "Corporation") shareholders seeking the accompanying proxy to replace the current Board of Directors of the Corporation. This Proxy will be used at a Special Meeting of the Shareholders, the date of which will be announced when officially set by the management of the Corporation pursuant to Article 2.04 (1), (2) of the Bylaws of the Corporation.

Pursuant to Article 2.11 of the Corporation's Bylaws, this Proxy is irrevocable for a period of eleven (11) months from the date of first notice. All expenses in connection with the solicitation of proxies will be borne by the SCORE Group.

SPECIAL CALLED MEETING OF SHAREHOLDERS

Adair International Oil and Gas, Inc. is a Texas corporation. Article 2.04 of the Corporation's Bylaws allow for a Special Meeting of the Shareholders to be called for any purpose whatsoever, at any time, and by, among other entities, one or more shareholders holding not less than one tenth of all the shares entitled to vote at a shareholder's meeting.

SCORE
IS SEEKING YOUR PROXY
FOR A
SPECIAL MEETING OF THE SHAREHOLDERS
TO ELECT
A NEW BOARD OF DIRECTORS

The SCORE Group Has a Business Plan to Recapitalize the Corporation and Restore Shareholder Equity.

VOTING SECURITIES

Record Date

The close of business of December 01, 2001 has been fixed by the SCORE Group as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting of the Shareholders. As of November 09, 2001 the Corporation had 88,593,762 outstanding shares of common stock entitled to vote. The presence in person or by proxy of the holders of a majority of the outstanding shares of common stock is necessary to constitute a quorum at the meeting, but if a quorum should not be present, the meeting may be adjourned from time to time until a quorum is obtained.

REASONS FOR THE CALL TO REPLACE CURRENT MANAGEMENT

The SCORE Group has conducted an extensive investigation during the preceding five months into the activities of the current AIGI management and the resultant poor performance of the Corporation's stock. The SCORE Group has uncovered documented evidence that the Corporation's current management, John W. Adair, Chairman and CEO, and Jalal Alghani, Vice Chairman, CFO and Corporate Secretary are involved in business activities for their personal gain that are diminishing the value of the Corporation. In many instances these alleged activities may be illegal and as such, evidence has been turned over to the Federal and State authorities for their investigations of criminal wrongdoing and subsequent prosecution. For additional information refer to the SCORE website http:/www.TruthAboutAIGI.com

Among the long list of alleged illegal activities resulting from the personal direction of Mr. Adair and Mr. Alghani, the issues presented below represent those activities that have most profoundly affected shareholder stock value:

  Issuing over 30,000,000 shares of AIGI stock to themselves and entities they control without paying for those shares.
  Issuing shares for non-existent debts or issuing shares in excess of the market value of a debt.
  Issuing shares for cash, but keeping a substantial portion of the cash for their personal use.
  Reporting incorrectly the number of shares issued on the Corporation's SEC filings.
  Violating the SEC Full Disclosure Act repeatedly to manipulate share prices for their personal gain.
  Arbitrarily doubling their salaries to over $240,000 per annum without notifying the shareholders.
  Forfeiting over $1,000,000 in annual revenue by losing the Operatorship of Yemen Block 20 with the possibility of a total loss of the Corporation's interest.
  Forcing the Corporation's financial condition to near bankruptcy.
  Losing over $125,000,000 in Shareholder equity!

CORPORATE GOVERNANCE

How did these things happen? The SCORE Group believes the Corporation's shareholders have become the victims of two individuals who have systematically usurped all of the Corporation's Board of Director and Officer positions in their attempt to subvert the necessary "checks and balances" inherent in a public corporation. By not embracing the concept of a Board of Directors comprised of a majority of independent non-executive members, the current AIGI management has been free to carry out business for their personal gain that has not been in the best interest of all the Corporation's shareholders.

The individuals nominated by the SCORE Group to serve on the Board of Directors for the Corporation, ("SCORE Nominees") are committed to responsible "Corporate Governance" which begins with shareholders installing a majority of independent non-executive directors to provide management oversight and set the course for the company. A properly constituted Board of Directors complimented by a strong and diverse management team will provide the Corporation's shareholders with the best assurance that their company is run in a forthright and honest manner. The SCORE Nominees consist of three individuals of high moral character representing a diversity of expertise in the energy business.

CHANGE OF MANAGEMENT

All Officers of the Corporation serve at the pleasure of the Board of Directors. The current AIGI executive management also comprises the current AIGI Board of Directors. The SCORE Group is advocating the total replacement of the current Board of Directors. The SCORE Nominees have unanimously agreed that upon their election at the Special Meeting of the Shareholders, they will appoint new Officers to manage the Corporation.

ELECTION OF DIRECTORS

The current Directors of the Corporation were elected at the Annual General Shareholders meeting held on June 15, 2001. The SCORE Group is calling for a Special Meeting of the Shareholders to replace the current Board of Directors. The SCORE Nominees for these directorships are listed with brief statements setting forth their present principal occupations, other biographical information and the number of shares of common stock of the Corporation beneficially owned by each as of December 01, 2001. The SCORE Group will vote your Proxy at the Special Meeting of the Shareholders for the SCORE Nominees. The following individuals are the SCORE Nominees for the AIGI Board of Directors:

Name	Age	Position
Richard G. Boyce	47	Geological Consultant, dB Consultants, Dallas, TX
John A. Brush	47	Contracts Administrator, Computer Sciences Corp., Houston, TX
Charles R. Close	43	Certified Public Accountant, Close & Associates, Houston, TX

Directors of the Corporation are elected annually. Officers of the Corporation are selected by the Board of Directors and serve at the pleasure of the Board. No Director of the Company serves on the Board of Directors of any other company that is a reporting company under the Securities Exchange Act of 1934. No person nominated to serve as a Director of the Corporation is related to any other Director of the Corporation.

Beneficial Ownership of Nominees

	Name and Address	Amount and Nature of
Title of Class	Of Beneficial Owner	Beneficial Ownership	Percent of Class

Common Stock	Richard G. Boyce	3,738,407	4.2%
	John A. Brush	none
	Charles R. Close	none

BOARD OF DIRECTOR NOMINEES

Richard G. Boyce / Director

Mr. Richard G. Boyce has been nominated by the SCORE Group to serve as a Director for the Corporation. Mr. Boyce has agreed to serve in this capacity if elected by the shareholders at a Special Shareholders Meeting. Many AIGI shareholders are familiar with Mr. Boyce, through his prior involvement with the Corporation.

In 1998, under the auspices of his privately held company, Partners In Exploration, LLC ("PIE"), Mr. Boyce negotiated an exploration and production agreement with the Ministry of Oil and Mineral Resources in the Republic of Yemen on the highly competitive Blocks 20 and 42 located adjacent to major oil production. While looking for partners to join his efforts in Yemen, Mr. Boyce, responded to an AIGI press release in July of 1999 that implied AIGI had secured financing for exploration projects in Yemen. That contact resulted in PIE and AIGI signing a 50/50 joint venture agreement to pursue Yemen Block 20, which called for PIE to provide the project (including the pre-negotiated position with the Yemen government), and perform the necessary technical work while AIGI would supply the necessary financing to meet the financial aspects of the work commitment. This joint venture arrangement resulted in the companies signing a Memorandum of Understanding, ("MOU") with the Yemen Ministry of Oil in October of 1999. This MOU gave the companies an exclusive right to negotiate a Production Sharing Agreement ("PSA") for Yemen Block 20.

Once the MOU was signed, Mr. Boyce learned that AIGI had not secured Yemen exploration financing and immediately began the process of locating a financial partner to participate with PIE/AIGI in the exploration of Yemen Block 20. He was successful in bringing Occidental Oil and Gas Corporation ("Occidental") and Saba Oil and Gas Company Ltd. ("Saba") into the joint venture. As a result of this business deal, AIGI received a $750,000 cash bonus, was carried through a major 3D seismic program and was named the project Operator by the project partners due to the extensive Yemen exploration experience of Mr. Boyce. On April 02, 2000, AIGI, Occidental, Saba and the Yemen Company for Investment in Oil and Minerals ("YICOM"), signed the PSA for Yemen Block 20. Project operations began in September of 2000 resulting in AIGI receiving approximately $1,000,000 in annual revenue from Operator fees paid by the other partners. These fees represented the first major source of revenue for AIGI since its inception in 1997.

Concurrent with his Yemen activities, Mr. Boyce completed a stock for stock agreement merging the assets of PIE (including the PIE 50% interest in Yemen Block 20) with AIGI and became a major shareholder of AIGI. PIE was renamed Adair Exploration, Inc., and became a wholly owned subsidiary of AIGI. Mr. Boyce served as President of Adair Exploration, Inc. and Adair Yemen Exploration Ltd. and was responsible for all AIGI oil and gas projects until his resignation on June 18, 2001.

In April of 2001, due to financial mismanagement by AIGI's current management, Adair Yemen Exploration Ltd. ("Adair Yemen") defaulted on certain financial commitments regarding the Yemen Block 20 project and was removed from its position as Yemen Block 20 Operator which resulted in the loss of the aforementioned Operator fee revenues.

Under the terms of the joint venture agreements between the partners, and as a result of AIGI's inability to cure their financial default in a timely fashion; the other partners subsequently informed AIGI on June 04, 2001 that in addition to the loss of Operatorship, AIGI had forfeited all of its rights in Yemen Block 20.

Mr. Boyce was previously elected to the AIGI Board of Directors at the last AIGI Annual General Meeting ("AGM") held on June 15, 2001, but immediately resigned his position citing "the gross mismanagement of the Company by Chairman and CEO, John W. Adair, and Vice Chairman, CFO and Corporate Secretary, Jalal Alghani". Mr. Boyce told the shareholders at the AGM that absolute power had corrupted these individuals and that until Adair and Alghani are removed as the Corporation's only Directors and Officers, AIGI will never have the checks and balances of responsible Corporate Governance in place to protect the rights of all shareholders. Following his resignation from the AIGI Board of Directors, and his resignation as President of Adair Exploration, Inc., and Adair Yemen Exploration, Ltd., Mr. Boyce resumed his geological consulting business in Dallas, Texas.

Prior to his involvement with AIGI, Mr. Boyce graduated from the Colorado School of Mines in l978 and began his career as a geophysicist for The Superior Oil Company with early training at the Geoscience Laboratory in Houston. In l980, Mr. Boyce transferred with Superior to Midland, Texas bringing an opportunity to explore every play type in West Texas. Mr. Boyce subsequently left Superior and during his ten-year stay in Midland worked with Conquest Exploration Inc. and Hunt Oil Company.

In 1991, Mr. Boyce served as the Chief Geophysicist for Hunt Oil Company ("Hunt Oil") based in Dallas, Texas. Mr. Boyce in 1992 was appointed the Exploration Manager for the Yemen Hunt Oil Company ("Yemen Hunt"), the Operator of the highly successful Marib Production Sharing Area in Yemen. He also served as the Exploration Vice President of the Hunt Oil subsidiaries, Ethiopia Hunt Oil and Jannah Hunt Oil. In addition to managing the daily exploration drilling operations and prospect generation activities, his responsibilities included the negotiation of international contracts, partner relationships, and representation of industry operating groups with foreign governments. Under Mr. Boyce's leadership of the Yemen-Jannah exploration program, several new fields were discovered, resulting in booked reserves of over 200 million barrels of oil. At Yemen Hunt, Mr. Boyce was responsible for the introduction of the first 3-D seismic program in the Marib Area, resulting in production increases of 50,000 barrels of oil per day.

In l996, Mr. Boyce left Hunt Oil and started Partners In Exploration, LLC, an exploration consulting partnership that provided seismic and geological interpretation services for clients with interests on a worldwide basis. International and domestic project areas included South Australia, China, South America, West Africa, West Texas, Southeast New Mexico, Texas and Louisiana Gulf Coast, Mississippi and East Texas Basins and several of the Rocky Mountain basins.

John A. Brush / Director

Nominated by the SCORE Group to serve as a Director for the Corporation, Mr. John A. Brush has agreed to serve in this capacity if elected by the shareholders at a Special Shareholders Meeting. While new to the AIGI shareholders, Mr. Brush brings the experience and depth of a distinguished twenty-one year career in oil and gas law to the AIGI Board of Directors.

Currently Mr. Brush is employed as Senior Contracts Administrator for Computer Sciences Corporation located in Houston, Texas. Computer Sciences Corporation ("CSC"), is a large information technology corporation that is a leader in the field of outsourcing information technology to a worldwide client base.

Prior to joining CSC, Mr. Brush served as Vice President and General Counsel for Forcenergy, Inc. While serving in this capacity, Mr. Brush designed and implemented corporate contract litigation strategies and managed day to day legal issues on a corporate level that included coordination of multiple outside legal firms in a wide variety of cases. In addition, Mr. Brush evaluated government marketing, transportation and royalty regulations that had a significant impact on company operations and profitability. During his tenure at Forcenergy, Mr. Brush coordinated a $60 million dollar initial public offering of the company's stock and ultimately oversaw a merger of the company with a large independent oil company.

Mr. Brush has extensive experience in business development activities having worked over nineteen years with several premier independent oil and gas companies including Apache Corporation, Hamilton Brothers Oil Co., The Superior Oil Company and ANR Pipeline Company. Areas of experience in this environment include dealing with multinational corporations, various U.S. and foreign government agencies and ministries, opposing counsels, co-venturers, insurers and financial institutions. Legal experience during this time include joint operating agreements, oil and gas exploration concessions, natural gas, oil, sulfur and liquids sales royalties, processing plant agreements, joint bidding agreements, farmout agreements, settlement agreements, public offerings and private financing, risk management including hedging strategies, acquisitions, divestitures and mergers. Mr. Brush's experience marketing oil, natural gas, liquids and sulfur in the United States, Asia, Canada and Europe is extensive, having been responsible for marketing over 12,500 barrels of crude oil and 120 million cubic feet of gas production daily that generated annual revenues in excess of $175 million dollars.

In addition to his domestic experience, Mr. Brush's international experience includes review and negotiation of deals in Albania, Aruba, Australia, Bangledesh, Belize, Brazil, Canada, Cameroon, Chile, Croatia, Dagastan, Ecuador, Egypt, England, Equatorial Guinea, Eritrea, Gabon, Ghana, India, Indonesia, Malaysia, Netherlands, Norway, Peru, Scotland, Suriname, Thailand, Turkey and Venezuela.

John A. Brush graduated from the South Texas College of Law, Houston, Texas with a Juris Doctorate in Corporate Law and Contracts. Mr. Brush completed his undergraduate studies at the University of Michigan, receiving a Bachelor of Arts degree in Political Science. Mr. Brush has been admitted to the State Bar of Texas and is a member of the American Bar Association and the Houston Bar Association. He is also a member of the American Corporate Counsel Association, the American Association of Professional Landmen, the Association of International Petroleum Negotiators, the Natural Gas Association of Houston and New Orleans and the Houston Producers Forum.

Charles R. Close / Director

Nominated by the SCORE Group to serve as a Director for Adair International Oil & Gas Inc., Mr. Charles R. Close has agreed to serve in this capacity if elected by the shareholders at a Special Shareholders Meeting. While new to the AIGI shareholders, Mr. Close will provide extensive financial and accounting experience and expertise specific to the energy business to the AIGI Board of Directors.

Mr. Close is the owner of Close & Associates, a Certified Public Accounting practice located in Houston, Texas that specializes in the energy industry. Business activities focus on tax financial reporting issues, federal and state tax planning and compliance, transaction analysis and support, and federal and state audit support for several large public independent oil and gas companies and drilling and oilfield service companies. Close and Associates also provides full financial support for a privately owned energy service company, including the oversight and preparation of the daily accounting operations, preparation of the monthly financial package, preparation of annual operating budgets, and management of working capital. Other management duties include business development, contract negotiations, and strategic planning.

Prior to starting Close & Associates in 1993, Mr. Close enjoyed a successful tenure at Price Waterhouse in Texas. During his time at Price Waterhouse, Mr. Close advanced from the position of Staff Accountant through the positions of Consultant, Manager and ultimately served as the Senior Tax Manager in the Petroleum Industry Services Group. Responsibilities included tax planning, consultation and compliance for large oil and gas exploration and production companies and for a wide variety of oil field service companies.

Mr. Close graduated from the University of Texas in 1980 with a Bachelor's Degree of Business Administration (Accounting) and is a Certified Public Accountant. He is an active member of the American Institute of Certified Public Accountants and the Texas Society of Certified Public Accountants.

BUSINESS PLAN

The SCORE Group has developed a Business Plan to recapitalize and revitalize the Corporation. The main objective of the Corporation will continue to be a balanced energy company comprised of interests in oil and gas exploration and production and electrical power generation. While the current AIGI management has not demonstrated the ability to secure a legitimate financial foundation for the Corporation, the SCORE Group has secured several commitments for its recapitalization.

Financing

The Corporation currently has negative cash flow and no real prospects for near term income. The SCORE Group has determined that a short-term debt instrument will best provide the necessary capital for investment in those elements of the business plan that can provide near term income. Discussions have been held with a major energy-financing group who has given their commitment contingent upon a complete "Change of Management" to provide up to $5,000,000 of short-term debt at reasonable interest rates. Loan provisions have been negotiated for an early payoff of the debt without significant penalty.

Producing Property Acquisition - Gulf of Mexico - Offshore South Louisiana

Negotiations have been completed with a privately held company in Houston, Texas that operates a gas-producing platform in the Gulf of Mexico. Contingent again upon a complete "Change of Management", agreements have been reached whereby this property will be utilized to recapitalize AIGI. New wells will be drilled that will bring the daily estimated production to over 20 million cubic feet per day. This represents an approximate net $1,440,000 monthly cash flow that can be utilized to provide working capital for the company. As this transaction has already been arranged, this project can be underway immediately and drilling would commence as early as three months after the "Change of Management" has been completed.

Mr. Richard G. Boyce, who has been nominated to serve on the new Board of Directors, and who has extensive technical experience in assessing oil and gas reserves has reviewed the seismic data, well control and engineering reports on this property. A conservative estimate of the reserves net to the AIGI interest is 340 billion cubic feet ("Bcf") equivalent of gas. The initial wells drilled from the existing platform should add approximately 40 Bcf of gas reserves for the AIGI balance sheet.

Teawaya Energy Center - Torres Martinez Reservation - California

The Calpine Corporation ("Calpine"), developer of the Teawaya Energy Center in a joint venture with AIGI has informed the SCORE Group that the essential elements of the project are now approved and permitted, however Calpine has placed on hold the construction of 34 projects in advanced stages of development, including the Teawaya project.

Development of these projects will continue until they are ready for construction, at which point they will be placed on "hot standby" status pending further review. Construction of these projects will proceed when there is an established market need for additional generating resources at prices that will allow Calpine to meet its established investment criteria, including return on equity capital.

Calpine continues to believe that the long-term need for new power plants will be significant, particularly as the national economy recovers and older, less efficient generating assets need to be replaced. As market conditions improve, Calpine intends to proceed with construction of its advanced development projects.

The development agreement between Calpine and AIGI provides for a sliding scale royalty ranging between 3.5% and 4.0% of the estimated 600 megawatts to be produced by the plant daily. In addition, AIGI has an option to purchase for resale up to 20% of the plant output at a discount to the market price.

Block 20 - Exploration Project - Republic of Yemen

In April 2000, Adair Yemen, Occidental Yemen and Saba Yemen and the Yemen Company for Investment in Oil and Minerals signed a Production Sharing Agreement ("PSA") with the Ministry of Oil in Yemen for exploration rights in Block 20. Adair was named the Operator of the project during the first exploration phase on behalf of the partnership. In September 2000, the PSA was ratified by Yemen's Parliament and was signed into law by the President of Yemen. At that time, AIGI opened an office in Yemen and began to conduct an aggressive exploration program which included the reprocessing of 1,500 kilometers of existing 2D seismic data and the acquisition of 550 square kilometers of new 3D seismic data.

Following an unprecedented act of mismanagement by the current Directors and Officers of the Corporation, Adair suffered financial default on their previously agreed commitments to the Yemen project. As a result, in April of 2001, Adair was replaced as the Operator of the project, sacrificing AIGI's only cash flow. Currently the Corporation stands to lose the entire 30% participating interest in the project due to continued mismanagement by the current Board of Directors. The 30% participating interest is the subject of a lawsuit filed by project partners Occidental and Saba. This lawsuit is seeking reassignment of AIGI's interest in the project to the other two parties as a result of AIGI's financial default under terms of the Joint Management Agreement ("JMA"), the partnership operating agreement. As is required by the JMA, the lawsuit was filed with the International Chamber of Commerce in Paris, France for settlement by arbitration. In a subsequent legal action, the current management of AIGI has filed a countersuit alleging that Occidental and certain former AIGI employees acted in a "conspiracy" to cause AIGI to lose their participating interest.

While all matters involving the Yemen Block 20 are currently under litigation, and for that reason direct communication between the parties is limited due to legal liability, the SCORE Group believes that reasonable parties participating in any business venture would prefer to conduct business rather than tie up their assets and time with lengthy lawsuits. These legal actions initiated by the current AIGI management due to their failure to secure agreed upon funding obligations sacrifices the integrity of AIGI and represents extremely poor judgment by current AIGI management. Consequently, the SCORE Group believes that once AIGI undergoes a complete "Change of Management" and utilizes the new funding commitments, the Yemen Block 20 interest can be retained for the benefit of the Corporation's shareholders.

WE NEED YOUR HELP

Following Your Review of the Evidence Posted on the SCORE website http:/www.TruthAboutAIGI.com
If You Agree the Way to Preserve Your Investment in AIGI is to Restore Responsible Corporate Governance

Support this Change of Management!

PLEASE VOTE YOUR PROXY IMMEDIATELY

Send in the Attached Ballot or Call Your Stockbroker and Ask Him to Vote Your Shares in Support of SCORE
"Shareholders Committed TO Restoring Equity".

SCORE
"Shareholders Committed TO Restoring Equity"
Toll Free in the USA 800-484-2918
PIN# 9466
In Houston 713-965-0413
Email: SCORE@TruthAboutAIGI.com Website: http:/www.TruthAboutAIGI.com

PROXY AND BALLOT
FOR THE
BOARD OF DIRECTORS

PROPOSAL TO ELECT AS DIRECTORS of Adair International Oil and Gas, Inc. (the "Corporation"), the SCORE Nominees to replace the current Directors of the Corporation to serve for a one-year term or until their successors are elected and shall qualify.

ITEM 1: ELECTION OF DIRECTORS

Please mark your selection with an X in the space provided below

SCORE Nominees	VOTE FOR ALL	WITHHELD FOR ALL
	_______	_______
Richard G. Boyce
John A. Brush
Charles R. Close

This Proxy is hereby granted by _________________________________________(please print your name as it is "of record") who is the beneficial owner of ________________________________________________shares (indicate the number of shares you controlled as of December 01, 2001) and is effective as of the date signed and herein executed. This Proxy is irrevocable and shall remain valid for such time as is necessary for it to be voted at a Special Shareholders Meeting convened for the express purpose of electing a new Board of Directors. Pursuant to Article 2.11 of the Bylaws of the Corporation this Proxy is no longer valid after eleven months from the date of its execution.

Signature (s)_____________________________Signature(s)____________________________Date_____________________
NOTE: Please sign as your name appears on the official record. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

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This Proxy solicitation includes certain forward-looking statements. The forward-looking statements reflect the SCORE Group's expectations, objectives and goals with respect to future events and financial performance. They are based on assumptions and estimates, which they believe are reasonable. However, actual results could differ materially from anticipated results. Important factors that may impact actual results include, but are not limited to commodity prices, political developments, market and economic conditions, industry competition, the weather, changes in financial markets and changing legislation and regulations. The forward-looking statements contained in this report are intended to qualify for the safe harbor provisions of Section 21E of the Securities and Exchange Act of 1934, as amended.

For questions regarding this Proxy, contact:

SCORE
Shareholders Committed TO Restoring Equity

Toll Free in the USA 800-484-2918
PIN# 9466

In Houston 713-965-0413
Email: SCORE@TruthAboutAIGI.com

Website: http:/www.TruthAboutAIGI.com

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Detach this Page, Sign and Return as Soon as Possible to:

_______________________
_______________________
_______________________

SCORE Group, Inc.
P.O. Box 131534
Houston, Texas 77219-1534

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